Exhibit 23.2

The Corporate Conversion described in Note 1 to the consolidated financial statements has not been consummated at July 19, 2013. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

July 19, 2013

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Sprouts Farmers Market, Inc. of our report dated April 22, 2013, except for the effects of the presentation of Net income (loss) per share discussed in Note 22 to the consolidated financial statements, as to which the date is May 9, 2013 and except for the effects of the Corporate Conversion described in Note 1 to the consolidated financial statements, as to which the date is _____, relating to the financial statements of Sprouts Farmers Market, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Phoenix, Arizona

[Date]”